USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

USAZ American Growth Fund
USAZ Strategic Growth Fund

Special Meeting of Shareholders
February 22, 2002
10:00 AM

	A Special Meeting of the Shareholders of the USAZ American Growth
Fund and USAZ
Strategic Growth Fund (the "Funds") of the USAllianz Variable Insurance Products Trust (the
"Trust") was called to order at 10:00 a.m. (Eastern Time) on February 22,
 2002 at the offices of
BISYS Fund Services, 3435 Stelzer Road, Columbus Ohio, pursuant to notice given to all shareholders of record on December 28, 2001. Charles Booth, Vice President of the Trust, acted as Chairman of the Meeting, and Curtis Barnes, Assistant Secretary
 of the Trust, acted as
Secretary of the Meeting. Also in attendance were Michael Lockhart and Owen Meacham of
BISYS Fund Services.  Mr. Lockhart served as the Inspector of Election.

	The Chairman stated that the total number of shares of beneficial interest and corresponding votes of the each of the Funds outstanding on December 28,
 2002 entitled to vote
at the Special Meeting was as follows:

	             USAZ American Growth  Fund
673,334.6 shares  6,295,678.7 votes

		USAZ Strategic Growth Fund	411,449.8 shares
   3,867,628.1 votes

The Chairman then stated that he had been advised by the Secretary of the Meeting that there was present by proxy the following total of shares and votes:

	             USAZ American Growth  Fund  673,334.6 shares
6,295,678.7 votes
100%
		USAZ Strategic Growth Fund	 411,449.8 shares
3,867,628.1 votes
100%

 This total represented more than one-third of the outstanding shares of each Fund, outstanding on the record date, and consequently, that a quorum necessary for the conduct of business had been obtained.

	The Chairman stated that since no shareholders were present in person, the named proxies, Gregory T. Maddox and Curtis Barnes , would cast ballots in accordance with their instructions:

	The Chairman noted that the only item of formal business which the shareholders of the
Fund were being requested to consider were the following proposal:


Proposal 1:	To approve the new Portfolio Management Agreements for
the USAZ
American Growth Fund and USAZ Strategic Growth Fund with Van
Kampen Asset Management Inc.



				% of	% of
 USAZ American Growth Fund			Outstanding	Shares
	                No. of Shares	                 No. of Votes
Shares	Voted

FOR:                               630,870.2	  5,898,636.7

  93.7%	  	93.7%
AGAINST:                         2,124.6	        20,033.5	  0.3
0.3%
ABSTAINING:                40,321.8	            377,008.5	6.0%
6.0%
TOTAL:                        673,334.6	  6,295,678.7	100%
100%



				% of	% of
 USAZ Strategic Growth Fund			Outstanding	Shares
	              No. of Shares            No. of Votes	Shares
	Voted

FOR:                                380,382.2
3,575,592.7	92.5%	92.5%
AGAINST:                        24,778.4	232,916.9	6.0%	6.0%
ABSTAINING:                   6,289.2	59,118.5	1.5%	1.5%
TOTAL:                         411,499.8	    3,867,628.1	100%
100%


Based on the votes cast at the Meeting, as certified by the Inspector of Election, the
Chairman declared that Proposal 1, as presented at the Meeting, had obtained the required affirmative vote of a majority of the outstanding voting securities of each Fund, as that term is defined in the Act.



	There being no further business to come before the Meeting, upon motion duly made, seconded and carried, the Meeting was adjourned.




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